Participating Funds

■ U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG)
iShares Government/Credit Bond ETF (ISHGOVCR)
iShares Intermediate Credit Bond ETF (ISHICRED)
iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR)
iShares U.S. Fixed Income Balanced Risk ETF (ISHINC)
iShares iBoxx $ Investment Grade Corporate Bond ETF (ISHINTOP)
iShares Aaa - A Rated Corporate Bond ETF (ISHQLTA)
BlackRock Alternative Strategies Fund - Trading Account (ACS-TRD)
Multimanager Core Bond Portfolio (AXA-VIP)
AZL Enhanced Bond Index Fund (AZ-CORE)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Trust (BHK)
BlackRock Core Bond Portfolio (BR-CORE)
BlackRock Multi Asset Income - Passive Fixed Income Portfolio (BR-INC-PFI)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF)
BlackRock Total Return Portfolio (Ins - Series) (BVA-TR)
Metropolitan Series Fund, Inc.- BlackRock Bond Income Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
CoreAlpha Bond Master Portfolio (MIP_CORA)
AST BlackRock Global Strategies Portfolio (Core Active) (PRU-AA-CAB)
Advanced Series Trust - AST BlackRock/Loomis Sayles Bond Portfolio (SMF_PRUTR)
UBS PACE Intermediate Fixed Income Investments Portfolio (UBS-PACE)

The Offering

Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:	05-19-2015
Security Type:	BND/CORP

Issuer	The Goldman Sachs Group, Inc. (2025)
Selling Underwriter	Goldman, Sachs & Co.
Affiliated Underwriter(s)	PNC Capital Markets LLC Other:
List of Underwriter(s)
Goldman, Sachs & Co., ABN AMRO Securities (USA) LLC, Banca IMI S.p.A., BB&T Capital Markets, a division of BB&T Securities, LLC, BBVA Securities Inc., BNY Mellon Capital Markets, LLC, Capital One Securities, Inc., Fifth Third Securities, Inc., ING Financial Markets LLC, KeyBanc Capital Markets Inc., Lloyds Securities Inc., Mizuho Securities USA Inc., Natixis Securities Americas LLC, PNC Capital Markets LLC, RBC Capital Markets, LLC, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC, UniCredit Capital Markets LLC, U.S. Bancorp Investments, Inc., Drexel Hamilton, LLC, Mischler Financial Group, Inc., Samuel A. Ramirez & Company, Inc., Siebert Branford Shank & Co., L.L.C.

Transaction Details
Date of Purchase	05-19-2015

Purchase Price/Share (per share / % of par)	$99.678	Total Commission, Spread or Profit	0.450%

1. Aggregate Principal Amount Purchased (a+b)	$200,000,000
a.US Registered Funds (Appendix attached with individual Fund/Client purchase)	$74,006,000
b.Other BlackRock Clients	$125,994,000
2. Aggregate Principal Amount of Offering	$2,250,000,000
Fund Ratio [Divide Sum of #1 by #2] Must be less than 0.25	0.08888

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Rule 10f-3 Report – Definitions

Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
Eligible Municipal Securities
Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
Government Securities Offering[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)

The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and

If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
YES NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
YES NO	No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.

Completed by:	Dillip Behera	Date:	05-21-2015
Global Syndicate Team Member
Approved by:	Steven DeLaura	Date:	05-21-2015
Global Syndicate Team Member

Definitions

Term	Definition
Fund Ratio
Number appearing at the bottom of page 1 of 2 of the Rule 10f-3 Report form.  It is the sum of the Funds’ participation in the offering by the Funds and other accounts managed by BlackRock divided by the total amount of the offering.

Eligible Foreign Offering
The securities are sold in a public offering conducted under the laws of a country other than the United States and
(a)the offering is subject to regulation in such country by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Investment Company Act of 1940;
(b)the securities were offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);
(c)financial statements, prepared and audited as required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, were made available to the public and prospective purchasers in connection with the offering; and
(d)if the issuer is a “domestic issuer,” i.e., other than a foreign government, a national of any foreign country, or a corporation or other organization incorporated or organized under the laws of any foreign country, it (1) has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of that act, and (2) has filed all the material required to be filed pursuant to section 13(a) or 15(d) of that act for a period of at least 12 months immediately preceding the sale of securities (or for such shorter period that the issuer was required to file such material)

Eligible Municipal Securities
The securities:
(a)   are direct obligations of, or obligations guaranteed as to principal or interest by, a State or any political subdivision thereof, or any agency or instrumentality of a State or any political subdivision thereof, or any municipal corporate instrumentality of one or more States, or any security which is an industrial development bond (as defined in section 103(c)(2) of Title 26) the interest on which is excludable from gross income under certain provisions of the Internal Revenue Code;
(b)   are sufficiently liquid that they can be sold at or near their carrying value within a reasonably short period of time; and
(c)   either
(1)are subject to no greater than moderate credit risk; or
(2)if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities are subject to a minimal or low amount of credit risk.

Also, purchases of municipal securities may not be designated as group sales or otherwise allocated to the account of any prohibited seller (i.e., an affiliated underwriter).

Eligible Rule 144A Offering
The securities are sold in an offering where
(a)the securities are offered or sold in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;
(b)the securities were sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A (“QIBs”); and
(c)the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other QIBs pursuant to Rule 144A.

Government Securities Offering
The security is issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

U.S. Registered Public Offering.	The securities offered are registered under the Securities Act of 1933 that are being offered to the public.